Exhibit 99.1

NEWS RELEASE

Contacts: Randy Guba, CFO
Integrated Electrical Services, Inc.
FOR IMMEDIATE RELEASE	713-860-1500

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2009 THIRD QUARTER RESULTS
Company announces additional cost reductions;

Expansion of current restructuring program to provide for significant drop in annual SG&A
HOUSTON — August 10, 2009 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced financial results for its fiscal 2009 third quarter ended June 30, 2009.
     Revenues for the third quarter of fiscal 2009 were $172.2 million compared to revenues of $213.8 million for the third quarter of fiscal 2008. The Company reported adjusted income from operations of $6.7 million, excluding restructuring and other one-time charges of $1.5 million, in the third quarter of fiscal 2009. This compares to adjusted income from operations of $6.5 million, excluding restructuring and other one-time charges of $1.0 million, in the third quarter of fiscal 2008. Please refer to the non-GAAP reconciliation table in the financial tables below for more information.
     Net income from continuing operations, including restructuring and other one-time charges, was $1.5 million, or $0.10 per diluted share, in the third quarter of fiscal 2009. For the third quarter of fiscal 2008, net income from continuing operations, including restructuring and other one-time charges, was $2.3 million, or $0.15 per diluted share. The Company reported adjusted net income from continuing operations, excluding restructuring and other one-time charges, for the third quarter of fiscal 2009 of $2.8 million, or $0.19 per diluted share. This compares to adjusted net income from continuing operations, excluding restructuring and other one-time charges, of $3.0 million, or a $0.20 per diluted share, for the third quarter of fiscal 2008.

     Gross profit margin for the third quarter of fiscal 2009 was 18.8 percent compared to 16.0 percent in the third quarter of fiscal 2008. Sales, general and administrative (“SG&A”) expenses, including restructuring and other one-time charges, were $27.3 million compared to $28.9 million in the third quarter of fiscal 2008. SG&A expenses, excluding restructuring and other one-time charges, were $26.2 million in the third quarter of fiscal 2009 compared to $29.1 million in the third quarter of fiscal 2008. SG&A expenses, excluding restructuring and other one-time charges, as a percentage of revenues were 15.2 percent in the third quarter of fiscal 2009 compared to 13.6 percent in the third quarter of fiscal 2008.
     Michael J. Caliel, IES’ President and Chief Executive Officer, stated, “We are encouraged by certain aspects of our third quarter performance; however, we clearly have more to accomplish. Our overall gross profit margin increased again this quarter as our execution continues to improve because of our investments in systems and processes. We are also beginning to see some benefit from our restructuring in our SG&A expenses, as well as realizing results from investments in our sales team and our refined go-to-market strategy. During the third quarter, we had a sizable increase in orders in our Commercial group, reflecting progress in our new business development focus.
     “We are mindful of the challenging effect of the economy on our overall business and remain focused on driving down costs, improving our backlog and growing our top line. In that regard, we expanded our previously announced 2009 restructuring plan. Our objective is to further streamline operations and realign the business to make it more efficient and effective as it approaches the market.
     “To that end, today we have announced and launched a more robust cost cutting program by reducing additional personnel and consolidating our Commercial and Industrial segments into one operational unit. This expansion of our current restructuring program, combined with our earlier cost reductions and restructuring, is expected to reduce overall annual SG&A from $138 million in FY2007 to an estimated $113 million in FY2009, and we are targeting $85-$90 million in FY2010.
     “We are making progress despite the challenging market environment and believe with the additional restructuring actions announced today, the business will be well positioned to navigate the current market challenges and capitalize on the economic recovery as it occurs,” concluded Caliel.

THIRD QUARTER SEGMENT DATA
     Revenues for the Commercial segment for the third quarter of fiscal 2009 were $114.5 million at a gross margin of 16.9 percent compared to revenues of $125.5 million at a gross margin of 13.8 percent for the third quarter of fiscal 2008. Revenues for the Industrial segment for the third quarter of fiscal 2009 were $20.0 million at a gross margin of 17.2 percent compared to revenues of $33.0 million at a gross margin of 19.2 percent in the third quarter of fiscal 2008. Revenues for the Residential segment for the third quarter of fiscal 2009 were $37.7 million at a gross margin of 25.4 percent compared to revenues of $55.3 million at a gross margin of 19.0 percent in the third quarter of fiscal 2008.
FISCAL 2009 YEAR TO DATE
     Revenues for the first nine months of fiscal 2009 were $512.9 million compared to revenues of $606.6 million for the first nine months of fiscal 2008. The Company reported adjusted income from operations of $9.1 million, excluding restructuring and other one-time charges of $4.5 million, in the first nine months of fiscal 2009 compared to adjusted income from operations of $12.3 million, excluding restructuring and other one-time charges of $4.2 million, in the first nine months of fiscal 2008.
     Net income from continuing operations was $0.2 million, or $0.02 per diluted share, in the first nine months of fiscal 2009, which includes restructuring and other one-time charges. Net income from continuing operations for the first nine months of fiscal 2008 was $1.6 million, or $0.11 per diluted share, which includes restructuring and other one-time charges. Excluding restructuring and other one-time charges, adjusted net income from continuing operations for the first nine months of fiscal 2009 was $3.4 million, or $0.24 per diluted share, compared to adjusted net income from continuing operations for the first nine months of fiscal 2008 of $5.1 million, or $0.33 per diluted share. Please refer to the non-GAAP reconciliation table included in the financial tables below.
     Gross profit margin for the first nine months of fiscal 2009 was 17.9 percent compared to 16.2 percent in the first nine months of fiscal 2008. SG&A expenses, including restructuring and other one-time charges, were $87.6 million for the first nine months of fiscal 2009 compared to $90.1 million in the first nine months of fiscal 2008. SG&A expenses, excluding restructuring and other one-time charges, were $82.2 million for the first nine months of fiscal 2009 compared to $89.0 million in the first nine months of fiscal 2008. As a percentage of revenues, SG&A expenses, excluding restructuring and other one-time charges, were 16.0 percent in the first nine months of fiscal 2009 compared to 14.7 percent in the first nine months of fiscal 2008.

FISCAL 2009 NINE MONTH SEGMENT DATA
     Revenues for the Commercial segment for the first nine months of fiscal 2009 were $331.6 million at a gross margin of 16.4 percent compared to revenues of $346.7 million at a gross margin of 14.3 percent for the first nine months of fiscal 2008. Revenues for the Industrial segment for the first nine months of fiscal 2009 were $64.3 million at a gross margin of 15.4 percent compared to revenues of $99.0 million at a gross margin of 17.2 percent in the first nine months of fiscal 2008. Revenues for the Residential segment for the first nine months of fiscal 2009 were $117.0 million at a gross margin of 23.6 percent compared to revenues of $160.9 million at a gross margin of 19.6 percent in the first nine months of fiscal 2008.
BACKLOG
     As of June 30, 2009, backlog was approximately $289 million compared to $297 million as of March 31, 2009 and $367 million as of June 30, 2008.  The backlog declined $78 million year over year, with the Commercial segment being the most impacted by continued competitive market dynamics, project deferrals and ongoing project selectivity. During this same period, the Industrial segment backlog increased $5 million, while the Residential segment decreased $17 million. The backlog declined $8 million over the prior quarter, with the Commercial segment posting a sequential backlog increase, while both the Industrial and Residential segments experienced declines.
     Backlog represents the dollar amount of revenues the Company expects to realize in the future as a result of performing work on multi-period projects that are under contract regardless of duration.  Backlog is not a measure defined by generally accepted accounting principles, and the Company’s methodology for determining backlog may not be comparable to the methodology of other companies.  The Company does not include single family housing or time and material work in backlog.
DEBT AND LIQUIDITY
     Total debt was $29.5 million as of June 30, 2009. With $11.8 million available under the Company’s revolver and cash of $60.5 million, liquidity totaled $72.3 million as of the end of the third quarter of fiscal 2009, which is adequate to meet the Company’s operating needs.

ACCOUNTING ADJUSTMENTS
     The Company’s financial statements for the third quarter of fiscal 2009 include the after-tax impact of approximately $0.2 million in non-cash benefits that represent the correction of prior period accounting errors. This adjustment impacted fixed assets and related depreciation resulting from the migration to an improved fixed asset accounting system. This activity was part of the Company’s ongoing efforts to strengthen internal controls. The Company determined that $0.1 million of the errors represented charges related to the fiscal year ended September 30, 2008 and $0.3 million of benefits related to the second quarter of fiscal 2009 on an after-tax basis. These corrections are reflected on a pre-tax basis in SG&A expenses, which include a charge of $0.2 million and a benefit of $0.6 million, respectively.
     In addition, the June 30, 2009 financial statements include $0.7 million in non-cash charges that represent the correction of prior period accounting errors previously disclosed in the period ending March 31, 2009 on an after-tax basis. These corrections are reflected on a pre-tax basis in SG&A expenses, which include charges of $1.2 million.
     Based on quantitative and qualitative factors, the Company evaluated whether a restatement of prior financial statements is required. The Company concluded that the identified misstatement is not material, and, as a result, determined that a restatement is not necessary. This conclusion is based on current internal forecasts of fiscal 2009 operating results, as well as actual fiscal 2008 operating results. Actual results for fiscal 2009 could differ from those forecasted and result in a different conclusion.
SHARE REPURCHASE
     The Company’s board of directors previously authorized the repurchase of up to one million shares of IES common stock in the open market or through privately negotiated transactions through December 2009 and has established a Rule 10b5-1 plan to facilitate this repurchase. As of June 30, 2009, the Company has repurchased a total of 886,360 shares of its common stock for $14.4 million at an average price of $16.24 per share.
EBITDA RECONCILIATION
     The Company has disclosed in this press release EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA, including restructuring expenses, each of which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are also measures that are used in determining compliance with the Company’s senior secured credit facility. Management believes that EBITDA and Adjusted EBITDA provide useful information to investors as a measure of comparability to peer companies. However, these calculations may vary from company to company, so IES’ computations may not be comparable to those of other companies. In addition, IES has certain assets established as part of applying fresh-start accounting that will be amortized in the future. A reconciliation of EBITDA and Adjusted EBITDA to net income is found in the table below. For further details on the Company’s financial results, please refer to the Company’s quarterly report on Form 10-Q for the third quarter of fiscal 2009, filed on August 10, 2009.
EBITDA, Adjusted EBITDA, Adjusted Operating Income, and Adjusted SG&A
(DOLLARS IN MILLIONS)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Continuing Operations:
Net Income (Loss)	$1.5	$2.3	$0.2	$1.6
Interest Expense, net	1.3	1.1	3.1	5.7
Provision (Benefit) for Income Taxes	1.9	2.1	0.9	2.1
Depreciation and Amortization	1.1	1.8	4.8	6.4

EBITDA from Continuing Operations	$5.8	$7.3	$9.0	$15.8

Restructuring Expenses	$0.6	$1.0	$3.3	$4.4

Total Adjusted EBITDA from Continuing Operations*	$6.4	$8.3	$12.3	$20.2

* Earnings before Interest, Taxes, Depreciation, Amortization, and Restructuring Expenses

Income from Operations	$5.2	$5.5	$4.6	$8.1
Restructuring Expenses	0.6	1.0	3.3	4.4
Severance	0.5		0.5
Legal Settlements	0.4		0.7	(0.2)

Adjusted Income from Operations	$6.7	$6.5	$9.1	$12.3

Selling, General, & Administrative Expenses — SG&A	$26.7	$27.8	$84.2	$85.7
Prior Period Accounting Adjustments			(1.3)
Severance	(0.5)		(0.5)
Legal Settlements	(0.4)		(0.7)	0.2
Other Adjustments	0.4	1.3	0.5	3.1

Adjusted SG&A	$26.2	$29.1	$82.2	$89.0

CONFERENCE CALL
     Integrated Electrical Services has scheduled a conference call for Tuesday, August 11, 2009 at 9:30 a.m. Eastern time. To participate in the conference call, dial (480) 629-9723 at least 10 minutes before the call begins and ask for the Integrated Electrical Services conference call. A brief slide presentation will accompany the call and can be viewed by accessing the web cast on the Company’s web site. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 18, 2009. To access the replay, dial (303) 590-3030 using a pass code of 4124359.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com. To listen to the live call on the web, please visit the Company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.
     Integrated Electrical Services, Inc. is a national provider of electrical and communications solutions to the commercial, industrial and residential markets. The Company offers system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.
Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company’s ability to generate sales and operating income; potential defaults under credit facility and term loan; cross defaults under surety agreements; potential depression of stock price triggered by the potential sale of controlling interest or the entire company as a result of controlling stockholder’s decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed project start dates and project cancellations resulting from adverse credit and capital market conditions that affect the cost and availability of construction financing; delayed payments resulting from financial and credit difficulties affecting customers and owners; inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens; inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry, both from third parties and former employees; weather related delays; accidents resulting from the physical hazards associated with the Company’s work; difficulty in reducing SG&A to match lowered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and failure to recognize revenue from work that is yet to be performed on uncompleted contracts and/or from work that has been contracted but not started due to changes in contractual commitments.
You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2008, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under “Investor Relations.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.
-Tables to follow-

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$172,185	$213,798	$512,860	$606,577
Cost of services	139,858	179,565	421,085	508,472

Gross profit	32,327	34,233	91,775	98,105
Selling, general and administrative expenses	26,671	27,812	84,216	85,700
(Gain) loss on asset sales	(221)	(115)	(399)	(139)
Restructuring charges	645	1,038	3,347	4,431

Income from operations	5,232	5,498	4,611	8,113

Interest income and other expense, net	1,879	1,139	3,479	4,422

Income (loss) from continuing operations before income taxes	3,353	4,359	1,132	3,691
Provision (benefit) for income taxes	1,896	2,049	941	2,074

Net income (loss) from continuing operations	1,457	2,310	191	1,617

Discontinued operations
Income (loss) from discontinued operations	217	(527)	115	(641)
Provision for (benefit from) income taxes	117	(254)	73	(304)

Net income (loss) from discontinued operations	100	(273)	42	(337)

Net income (loss)	$1,557	$2,037	$233	$1,280

Basic income (loss) per share:
Continuing operations	$0.10	$0.15	$0.02	$0.11
Discontinued operations	0.01	(0.01)	0.00	(0.02)

Total	$0.11	$0.14	$0.02	$0.09

Diluted income (loss) per share:
Continuing operations	$0.10	$0.15	$0.02	$0.11
Discontinued operations	0.01	(0.01)	0.00	(0.02)

Total	$0.11	$0.14	$0.02	$0.09

Non-GAAP Reconciliation Table
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Unusual Items:
Restructuring costs	$645	$1,038	$3,347	$4,431
Legal settlements	442		739	(200)
Severance	460		460
Writedown of investment	594		594
Debt refinancing prepayment penalties and fees				2,052
IES v Duquette				(740)

Total unusual items	2,141	1,038	5,140	5,543
Marginal tax effect	62%	62%	62%	62%

Total unusual items, net of tax	1,327	644	3,187	3,437
Net income (loss) from continuing operations	1,457	2,310	191	1,617

Adjusted net income from continuing operations	2,784	2,954	3,378	5,054

Adjusted basic income (loss) per share:
Continuing operations	$0.19	$0.20	$0.24	$0.34
Discontinued operations	0.01	(0.01)	0.00	(0.03)

Total	$0.20	$0.19	$0.24	$0.31

Adjusted diluted income (loss) per share:
Continuing operations	$0.19	$0.20	$0.24	$0.33
Discontinued operations	0.01	(0.01)	0.00	(0.02)

Total	$0.20	$0.19	$0.24	$0.31

Shares used in the computation of earnings (loss) per share:
Basic	14,339	14,969	14,327	15,027
Diluted	14,403	15,003	14,348	15,109

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Balance Sheet Data:

	June 30, 2009	March 31, 2009	June 30, 2008
Cash and Cash Equivalents	$60,544	$51,569	$56,818
Working Capital (including cash and cash equivalents)	129,996	127,673	135,172
Goodwill	4,330	4,373	5,713
Total Assets	299,333	296,047	321,248
Total Debt	29,536	28,888	25,277
Total Stockholders’ Equity	144,782	142,685	151,535
Selected Cash Flow Data:

	Nine Months Ended	Nine Months Ended
	June 30, 2009	June 30, 2008
Cash used in operating activities	$7,096	$3,055
Cash used in investing activities	(6,174)	11,217
Cash used in financing activities	(5,087)	(27,130)
# # #